FREE WRITING PROSPECTUS Dated September 7, 2016	Filed Pursuant to Rule 433 Registration No. 333-207756 Registration No. 333-207756-02

World Omni Auto Receivables Trust 2016-B

Leads: J.P. Morgan (struc), Barclays, and Wells Fargo

Co-Managers: BAML, Comerica, Mizuho, MUFG, PNC

CL	AMT(MM)	WAL	S/F	WIN	E. FIN	L.FIN	PRICED	YLD%	CPN	$PX
A1	$192.00	0.25	A-1+/F1+	1-6	03/17	09/17	0.70%	0.700%	0.70	100.00000
A2	$324.00	1.13	AAA/AAA	6-22	07/18	01/20	EDSF+17	1.111%	1.10	99.99050
A3	$324.00	2.77	AAA/AAA	22-47	08/20	02/22	IS+29	1.313%	1.30	99.97442
A4	$75.48	4.07	AAA/AAA	47-49	10/20	11/22	IS+40	1.486%	1.48	99.99440
B	$26.01	4.09	AA/AA	49-49	10/20	07/23	IS+65	1.737%	1.73	99.99705

Ticker:	WOART 2016-B	Registration:	SEC Registered
Expected Ratings:	S&P/Fitch	ERISA Eligible:	Yes
Pxg Speed:	1.30% ABS, 10% call	Expected Pxg:	Priced
Min Denoms:	$1K x $1K	Expected Settle:	09/14/16
Bill & Deliver:	J.P. Morgan	First Pay:	10/17/16
CUSIPs:	A1 - 98161PAA1
A2 - 98161PAB9
A3 - 98161PAD5
A4 - 98161PAE3
B - 98161PAF0

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 669-7629.